EXHIBIT 10.13

January 24, 2007 Mr. Larry Mehren (Address)	Ventana Medical Systems, Inc. Human Resources 1910 E. Innovation Park Drive Tucson, AZ 85755 Telephone: 520-887-2155 Toll Free: 800-227-2155 Fax: 520-229-4205 www.ventanamed.com

Dear Larry:

RE: Offer to Join Ventana Medical Systems, Inc.

It is my pleasure to offer you the position of Senior Vice President and CFO for Ventana Medical Systems, Inc., reporting directly to me. Your acceptance will continue the high standards of excellence in Ventana. Your start date will be mutually determined.

This offer is contingent upon the satisfactory completion of a background investigation, reference checks and post-offer pre-placement drug test.

Cash Compensation

You will be paid a bi-weekly salary of $10,961.53 (which aggregates to $285,000 over a 12-month period). In addition, you will have an annual target bonus equal to 65% of your annual salary. Actual payout will range from 0 to 1.5x your target bonus, depending upon personal and company performance. Your 2007 bonus will be prorated for time worked. Bonus payment is typically made annually at the completion of each year. In 2007 you will receive a guaranteed minimum bonus payment equal to 50% of your bonus target. Your 2007 bonus guarantee may be exceeded depending upon performance. We believe this will result in a smooth and successful transition to Ventana.

You will also receive a one time sign-on bonus of $25,000 (gross) payable the first pay period following 30 days of your start date. If you leave Ventana during the first 12 months following your date of hire, you will be required to repay Ventana in full for your sign-on bonus.

Ventana also provides an annual merit review process whereby employees have the opportunity to receive merit increases based on their performance over the review period.

Stock Options

A recommendation will be made to the Compensation Committee of the Board of Directors that you be granted options to acquire 60,000 shares of common stock. Once granted, options will vest over a 5-year period with 40% cliff vesting 24 months after grant date. The remaining balance will vest monthly at a rate of 1/36 per month. Your options will be priced at the Board Meeting next following your date of hire.

Relocation

The Company Tier 3 relocation policy is applicable for your move from Franklin, MI to Tucson, AZ. Your acceptance of this offer serves as acknowledgement you understand and accept the terms of Ventana’s relocation policy and that any exceptions must be pre-approved by Human Resources.

Additionally, if you voluntarily leave Ventana during the first 12 months following your hire date you will be required to repay Ventana all or a portion of the amount paid or reimbursed on your behalf in connection with your relocation as outlined in the attached policy.

Severance

You will receive a severance payment equal to one (1) year annual base salary if you are involuntarily terminated by Ventana within the first two (2) years of your employment, for reasons other than misconduct. For purposes of this section “misconduct” shall mean a specific violation of the Ventana Business Conduct Guidelines (attached) or criminal conduct not covered under the attached guidelines. Your severance payment is conditional on your written agreement to the release of liability provisions contained in standard Ventana separation agreements.

Benefits

You will be eligible to participate in Ventana’s benefit package which includes health care, life and disability insurance. Your benefits will be effective on the first of the month following your date of hire.

Ventana has a 401(k) plan that allows for tax deferred employee contributions, as well as an after-tax Employee Stock Purchase Plan (ESPP). Eligibility to participate in the 401(k) plan starts at date of hire; company matching contributions start for all contributions in accordance with company policy and contribution rate, currently 50% match on your first 6% of contributions. You will also be eligible to enroll in the Ventana ESPP on the first day of the calendar quarter following your date of hire. The ESPP allows you to purchase Ventana stock on the last day of each quarter at a 15% discount from the market price in accordance with plan regulations.

You will accrue 26 days of paid time off (PTO) and Ventana offers 8 company designated holidays and two floating holidays per year. Floating holidays can not be carried forward from one year to the next.

At Will Employment

It is the desire of Ventana that the employment relationship is long and profitable for both Ventana and you. However, your employment is “at will” in that you or Ventana may choose to sever the employment relationship, with or without cause, and with or without notice, at any time, except as otherwise provided by law. The terms of this offer letter, therefore, do not and are not intended to create either an express and/or implied contract with Ventana Medical Systems, Inc. No manager or representative of Ventana, other than the Board of Directors, has authority to enter into any agreement for employment for any specified period of time or to make any agreement or contract to the foregoing, and any promises to the contrary may only be relied upon by you if they are in writing and signed by the Board of Directors of Ventana Medical Systems, Inc.

Eligibility to Work in the United States

Our offer to hire you is contingent upon your submission of satisfactory proof of your identity and your legal authorization to work in the United States. If you fail to provide this proof, federal law prohibits us from hiring you.

Larry, if you agree with and accept the terms of this offer of employment, please sign below and mail a copy back to me. If you prefer you can fax a copy of this letter to Human Resources at the confidential fax number (520) 229-4204. We are confident your employment with Ventana Medical Systems, Inc. will prove mutually beneficial, and we look forward to having you join us.

Sincerely,

/S/ CHRISTOPHER GLEESON
Christopher Gleeson President, Chief Executive Officer, and Director

Accepted by:

/S/ LARRY MEHREN

Date:

January 25, 2007

Start Date:

April 5, 2007